Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KEEL INFRASTRUCTURE CORP.

Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law

Keel Infrastructure Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1) The name of the Corporation is Keel Infrastructure Corp. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 5, 2026.

(2) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

(3) The text of the Amended and Restated Certificate of Incorporation of the Corporation is restated to read in its entirety, as follows:

First: The name of the Corporation is Keel Infrastructure Corp. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, County of Kent, 19904. The name of its registered agent at that address is Cogency Global Inc.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the “DGCL”).

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 1,620,000,000 of which the Corporation shall have authority to issue 1,500,000,000 shares of Common Stock, each having a par value of $0.001, and 120,000,000 shares of Class A Preferred Stock, each having a par value of $0.001.

The Board of Directors is authorized to issue all or any shares of Class A Preferred Stock, in one or more series.

The Class A Preferred Stock, issuable in a series, shall have attached thereto the following rights, privileges, restrictions and conditions:

(1) The Class A Preferred Stock may be issued at any time or from time to time in one or more series. Subject to the provisions set out herein, the Board of Directors shall, before the issue thereof, fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of Class A Preferred Stock, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL.

(2) The Class A Preferred Stock is entitled to priority over the Common Stock and all other shares ranking junior to the Class A Preferred Stock with respect to the payment of dividends and the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs.

(3) Each series of Class A Preferred Stock will rank on parity with every other series of Class A Preferred Stock with respect to the priority in the payment of dividends and in the distribution of assets of the Corporation in the event of any liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs.

(4) Any series of Class A Preferred Stock may also be given such other preferences, not inconsistent with the provisions hereof, over the common shares and any other shares of the Corporation ranking junior to the Class A Preferred Stock, as may be determined by the Board of Directors in designating a particular series of Class A Preferred Stock.

(5) In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, the holders of the shares of Class A Preferred Stock will be entitled to receive from the assets of the Corporation any cumulative dividends, whether or not declared, or declared non-cumulative dividends or amounts payable on a return of capital which are not paid in full in respect of any shares of Class A Preferred Stock, before any amount is paid or any assets of the Corporation are distributed to the holders of any shares of Common Stock or shares of any other class ranking junior to the Class A Preferred Stock. After payment to the holders of the shares of the Class A Preferred Stock of the amount so payable to them as provided above, they will not be entitled to share in any further distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs.

(6) The holders of each series of Class A Preferred Stock will be entitled to receive dividends as and when declared by the Board of Directors in respect of such series.

(7) Shares of Class A Preferred Stock may be convertible into any other class of shares of the Corporation, including convertible into another series of Class A Preferred Stock, on such terms as may be determined by the Board of Directors in designating a particular series of Preferred Stock.

(8) Each series of Class A Preferred Stock may be redeemable by the Corporation, on such terms as may be determined by the Board of Directors.

(9) The approval of the holders of the Class A Preferred Stock to add to, change or remove any right, privilege, restriction or condition attaching to the Class A Preferred Stock as a class or in respect of any other matter requiring the consent of the holders of the Class A Preferred Stock may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the Class A Preferred Stock or passed by the affirmative vote of at least two-thirds (2/3) of the votes cast at a meeting of the holders of the Class A Preferred Stock duly called for that purpose.

Fifth: The name and mailing address of the Sole Incorporator is as follows:

Name	Address

Bitfarms 2026 Reorganization Trust	301-100 Adelaide Street West Toronto, ON M5H 4H1

Sixth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The Board of Directors shall consist of not less than one (1) nor more than ten (10) members, each of whom shall be a natural person, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Election of directors need not be by written ballot unless the bylaws of the Corporation (the “Bylaws”) so provide.

(3) No director or Officer (as defined below) shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of: (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit; or (v) an Officer in any action by or in the right of the Corporation. Any amendment, repeal or elimination of this Article SIXTH shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. All references in this Article SIXTH and Article SEVENTH to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

(4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and the Bylaws; provided, however, that no Bylaws hereafter adopted, amended or repealed by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been so adopted, amended or repealed.

Seventh: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any right to indemnification or to advancement of expenses arising under this Article SEVENTH shall not be eliminated or impaired by an amendment to, or repeal or elimination of, this Article SEVENTH after the occurrence of the act or omission that is the subject of any proceeding for which indemnification or advancement of expenses is sought.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Any action required or permitted to be taken at any meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of all outstanding stock that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, as the Bylaws may provide. The books and records of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

Ninth: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation (and in addition to any vote that may be required by law), the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation.

Tenth: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote thereon.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 31st day of March, 2026.

KEEL INFRASTRUCTURE CORP.

/s/ Rachel Silverstein
Name:	Rachel Silverstein
Title:	Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

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